Exhibit 99.1

River Valley Financial Bank Announces Executive Vice President
and Opening of its Eighth Office

MADISON, Ind.—(BUSINESS WIRE)—Aug. 1, 2005—River Valley Bancorp (Nasdaq:RIVR), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank (“the Bank”), based in Madison, Indiana announced today that it has elevated Anthony D. Brandon to the newly created position of Executive Vice President for the Bank. As well, it announced the planned opening of its Sellersburg/Hamburg office on August 15, 2005.

“As our company continues to grow and expand its reach, the breadth and depth of our management structure needs to grow accordingly,” stated Matthew P. Forrester, president of River Valley Financial Bank. The CEO further added, “Anthony’s diverse banking background, coupled with his current job responsibilities and local ties, makes him an excellent choice for expanded leadership responsibilities. While certain responsibilities may change, his passion for lending does not change with a title.”

Mr. Brandon joined River Valley Financial Bank in September 2001, as Vice President of Loan Administration. Previous to joining River Valley, he served as the Indiana president for offices of the Louisville, KY based Republic Bank. He is a local graduate of Madison Consolidated High School, and a graduate of Indiana University Southeast.

In addition, the Bank announced the anticipated opening of its eighth office in Sellersburg, Indiana on August 15. The 13,000 square foot center will serve as a regional banking center for Clark and Floyd counties in Indiana. In addition to a full service banking and lending center, the facility will serve as a hub for insurance sales to the Louisville market through its Banks' Insurance Agency, and as a back-up site for data services for the Bank. A grand opening for the facility is planned for the week of August 29, 2005.

CONTACT:	River Valley Bancorp Matthew P. Forrester, 812-273-4949